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                                                                     EXHIBIT 5.1
                               September 28, 1998
Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49016-3599

     Re: Registration Statement on Form S-3

Dear Sirs:

     This refers to the Registration Statement on Form S-3 (the "Registration Statement") being filed on September 28, 1998 by Kellogg Company (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of $200,000,000 aggregate principal amount of the Company's Notes due 2005 (the "Notes"). The Notes are to be issued under an indenture, dated as of August 1, 1993 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as trustee.

     I or counsel under my general supervision have participated in the preparation of the Registration Statement and the Indenture and am familiar with the proceedings to date with respect to the proposed issuance and sale of the Notes and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purpose of this opinion.

     Based on the foregoing, I am of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Company has the corporate power to execute and deliver the Indenture and to authorize and sell the Notes.

     3. The Indenture has been duly authorized, executed and delivered by the Company and constitues a legal and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors' rights or by general principles of equity).

     4. The Notes will be legal and binding obligations of the Company (except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors' rights or by general principles of equity) when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Act,
(ii) the proper officers of the Company shall have taken, pursuant to resolutions of the Company's board of directors, all necessary action to establish the specific terms of the Notes and (iii) the Notes shall have been duly executed and authenticated as provided in the Indenture and such resolutions and shall have been delivered to the purchasers thereof against payment of the agreed upon consideration.

     I am admitted to the bar of the State of New York and I express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the laws of the United States and the corporate laws of the State of Delaware.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and being named under the caption "Legal Opinions".

                                               Very truly yours,

                                               Richard M. Clark